                                                      Registration No. 333-69121
                                                Filed Pursuant to Rule 424(b)(3)

           Prospectus Supplement To Prospectus Dated January 20, 1999



                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                           Colorado Center, Tower Two
                   2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8101

        750,000 SHARES OF CLASS B CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                       AND

                    4,212,283 SHARES OF CLASS A COMMON STOCK

    The table setting forth the shares to be sold by the Selling Stockholders as set forth under "Selling Stockholders" in Apartment Investment and Management Company's Prospectus, dated January 20, 1999, is hereby amended to delete the Pankey Group, a California limited partnership, to revise the information related to Roberta Pankey Hurst, Edgard E. Pankey, Trustee under Declaration of Trust dated December 6, 1985, James H. Pankey and Victor S. Pankey and to add Peter S. Pankey and Mona M. Pankey as Selling Stockholders as set forth below:



                                                             Shares Owned
Selling Stockholders                                     Prior To Offering(1)
--------------------                                     --------------------

Roberta Pankey Hurst                                            142,965

Edgard  E. Pankey, Trustee under Declaration
of Trust dated December 6, 1985                                 302,479(2)(3)

James H. Pankey                                                 157,965(4)


Peter S. Pankey and Mona M. Pankey                               91,875


Victor S. Pankey                                                152,584(2)


----------------


(1) The number of shares shown reflects the number of shares of Class A Common Stock (subject to adjustment pursuant to anti-dilution adjustment provisions) that may be issued to the Selling Stockholders from time to time by AIMCO in exchange for Partnership Common Units of the AIMCO operating partnership tendered for redemption by such Selling Stockholder pursuant to the agreement of limited partnership of the AIMCO operating partnership.


(2) The Selling Stockholder has pledged 91,875 shares to Merrill Lynch Bank USA to collateralize a loan facility. If a default under the loan facility occurs, Merrill Lynch Bank USA may sell such shares.

(3) Edgard E. Pankey is a member of AIMCO's Advisory Board.

(4) The Selling Stockholder pledged 91,875 shares to Merrill Lynch Private Finance Inc. to collateralize a loan facility. If a default under the loan facility occurs, Merrill Lynch Private Finance Inc. may sell such shares.





              The date of this Prospectus Supplement is May 3, 2001